PARTICIPATION AGREEMENT

AMONG

PRINCIPAL LIFE INSURANCE COMPANY

PRINCOR FINANCIAL SERVICES CORPORATION

ALLIANCE CAPITAL MANAGEMENT L.P.

AND

ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC.

DATED AS OF

DECEMBER 15,2004

PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into as of the 15th day of December, 2004
("Agreement"), by and among Principal Life Insurance Company, an Iowa life insurance company
("Insurer"), and Princor Financial Services Corporation, ("Contracts Distributor"), the principal underwriter with respect to the Contracts referred to below (collectively, Insurer and Contracts
Distributor are referred to as the "Company"); Alliance Capital Management L.P., a Delaware
limited partnership ("Adviser"), the investment adviser of the Fund referred to below; and
AllianceBernstein Investment Research And Management, Inc., a Delaware corporation
("Distributor"), the Fund's principal underwriter (collectively, the "Parties"),

WITNESSETH THAT:

WHEREAS the Company, the Distributor, and AllianceBernstein Variable Products Series
Fund, Inc. (the "Fund") desire that Class A shares ("shares") of the Fund's Portfolios listed on
Schedule A (the "Portfolios"; reference herein to the "Fund" includes reference to each Portfolio to the extent the context requires) be made available by Distributor to serve as underlying investment media for those combination fixed and variable annuity contracts of the Insurer that are the subject of Insurer's Form N-4 registration statement filed with the Securities and Exchange
Commission (the "SEC"), File No. 811-02091 (the "Contracts"), to be offered through Contracts
Distributor and other registered broker-dealer firms as agreed to by the Company; and

WHEREAS the Contracts provide for the allocation of net amounts received by the
Company to separate series (the "Divisions"); of the Insurer's "Separate Accounts" (as shown on

Schedule A-I) for investment in the shares of corresponding Portfolios of the Fund that are made available through the Separate Account to act as underlying investment media,
NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Fund and Distributor will make shares of the Portfolios available to the Company for this purpose at net asset value and with no sales charges, all subject to the following provisions:

Section 1. Additional Portfolios

The Fund has and may, from time to time, add additional Portfolios, which will become subject to this Agreement, if, upon the written consent of each of the Parties hereto, they are made available as investment media for the Contracts.

Section 2. Processing Transactions

2.1	Timely Pricing and Orders.

The Adviser or its designated agent will provide closing net asset value, dividend and capital gain information for each Portfolio to Insurer at the close of trading on each day (a
"Business Day") on which (a) the New York Stock Exchange is open for regular trading, (b) the
Fund calculates the Portfolio's net asset value and (c) Insurer is open for business. The Fund or its designated agent will use its best efforts to provide this information by 6:00 p.m., Eastern time.
Insurer will use these data to calculate unit values, which in turn will be used to process transactions that receive that same Business Day's Separate Account Division's unit values. Such
Separate Account processing will be done the same evening, and corresponding orders with respect to Fund shares will be placed the morning of the following Business Day. The Company will use its best efforts to place such orders with the Fund by 10:OO a.m., Eastern time. The parties agree to modify the provisions of this paragraph as necessary to comply with changes in applicable law.

2.2	Timely Payments.

The Company will transmit orders for purchases and redemptions of Fund shares to
Distributor, and will wire payment for net purchases to a custodial account designated by the Fund on the day the order for Fund shares is placed, to the extent practicable. Payment for net redemptions will be wired by the Fund to an account designated by the Company on the same day as the order is placed, to the extent practicable, and in any event be made within six calendar days after the date the order is placed in order to enable the Company to pay redemption proceeds within the time specified in Section 22(e) of the Investment Company Act of 1940, as amended (the "1940 Act").

2.3	Redemption in Kind.

The Fund reserves the right to pay any portion of a redemption in kind of portfolio securities, if the Fund's board of directors (the "Board of Directors") determines that it would be detrimental to the best interests of shareholders to make a redemption wholly in cash.

2.4	Applicable Price.

The Parties agree that Portfolio share purchase and redemption orders by owners of the
Contracts ("Contractowners") resulting fiom their purchase payments, surrenders, partial withdrawals, routine withdrawals of charges, or other transactions under the Contracts will be executed at the net asset values as determined as of the close of regular trading on the New York

Stock Exchange (the "Close of Trading") on the Business Day that the Company receives such orders and processes such transactions. Subject to the right of the Fund to reject any order, orders received by the Company prior to the Close of Trading on any Business Day and transmitted to the
Distributor by 8:00 a.m. New York Time on the next Business Day will be executed by the
Distributor at the net asset value determined as of the Close of Trading on the Business Day the order was received by the Company. For the purposes of this section, the Company shall be deemed to be the agent of the Fund for receipt of such orders from holders or applicants of contracts, and receipt by the Company shall constitute receipt by the Fund. Any orders received by the Company after the
Close of Trading on a Business Day and all orders that are transmitted to the Distributor after 8:00
a.m. New York City time on the next Business Day, will be executed by the Distributor at the net asset value next determined. The Company hereby represents and warrants that it has adopted and implemented internal controls reasonably designed to prevent orders received after the Close of
Trading on any Business Day from being submitted to the Distributor as or with orders received prior to the Close of Trading on such Business Day. The Company hereby elects to reinvest all dividends and capital gains distributions in additional shares of the corresponding Portfolio at the record-date net asset values until the Company otherwise notifies the Fund in writing, it being agreed by the
Parties that the record date and the payment date with respect to any dividend or distribution will be the same Business Day. The parties agree to modify the provisions of this paragraph as necessary to comply with changes in applicable law.

Section 3. Costs and Expenses

3.1	General.

Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.

3.2	Registration.

The Fund will bear the cost of its registering as a management investment company under the
1940 Act and registering its shares under the Securities Act of 1933, as amended (the "1933 Act"), and keeping such registrations current and effective; including, without limitation, the preparation of and filing with the SEC of Forms N-SAR, N-CSR, and Rule 24f-2 Notices respecting the Fund and its shares and payment of all applicable registration or filing fees with respect to any of the foregoing.
The Company will bear the cost of registering the Separate Account as a unit investment trust under the 1940 Act and registering units of interest under the Contracts under the 1933 Act and keeping such registrations current and effective; including, without limitation, the preparation and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices respecting the Separate Account and its units of interest and payment of all applicable registration or filing fees with respect to any of the foregoing.

3.3	Other (Non-Sales-Related) Expenses.

The Fund will bear the costs of preparing, filing with the SEC and setting for printing the
Fund's prospectus, statement of additional information and any amendments or supplements thereto
(collectively, the "Fund Prospectus"), periodic reports to shareholders, Fund proxy material and other shareholder communications and any related requests for voting instructions fiom Participants
(as defined below). The Company will bear the costs of preparing, filing with the SEC and setting for printing, the Separate Account's prospectus, statement of additional information and any amendments or supplements thereto (collectively,the "Separate Account Prospectus"), any periodic reports to owners, annuitants or participants under the Contracts (collectively,
"Participants"), and other Participant communications. The Fund and the Company each will bear the costs of printing in quantity and delivering to existing Participants the documents as to which it bears the cost of preparation as set forth above in this Section 3.3, it being understood that reasonable cost allocations will be made in cases where any such Fund and the Company documents are printed or mailed on a combined or coordinated basis. The Fund will provide annual Prospectus text to
Insurer on diskette for printing and binding with the Separate Account Prospectus.

3.4	Other Sales-Related Expenses.

Expenses of distributing the Portfolio's shares and the Contracts will be paid by Contracts
Distributor and other parties, as they shall determine by separate agreement.

3.5	Parties to Cooperate.

The Adviser, the Company, Contracts Distributor, and Distributor each agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver combined or coordinated prospectuses or other materials of the Fund and Separate Account.

Section 4. Legal Compliance

4.1	Tax Laws.

(a)	The Adviser will use its best efforts to qualify and to maintain qualification of each
Portfolio as a regulated investment company ("RIC") under Subchapter M of the Internal
Revenue Code of 1986, as amended (the "Code"), and the Adviser or Distributor will notify the

Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

(b) The Company represents that it believes, in good faith, that the Contracts will be treated as annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment. The Company will notify the Fund and Distributor immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.

(c) The Fund will use its best efforts to comply and to maintain each Portfolio's compliance with the diversification requirements set forth in Section 817(h) of the Code and Section
1.817-5(b) of the regulations under the Code, and the Fund, Adviser or Distributor will notify the
Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future.

(d) The Company represents that it believes, in good faith, that the Separate Account is a
"segregated asset account" and that interests in the Separate Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section
817(h) of the Code and the regulations thereunder. The Company will make every effort to continue to meet such definitional requirements, and it will notify the Fund and ~istributorimmediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

(e)	The Adviser will manage the Fund as a RIC in compliance with Subchapter M of the
Code and will use its best efforts to manage to be in compliance with Section 817(h) of the Code and regulations thereunder. The Fund has adopted and will maintain procedures for ensuring that the
Fund is managed in compliance with Subchapter M and Section 817(h) and regulations thereunder.

(f)	Should the Distributor or Adviser become aware of a failure of Fund, or any of its
Portfolios, to be in compliance with Subchapter M of the Code or Section 817(h) of the Code and
regulations thereunder, they represent and agree that they will immediately notify the Company of such in writing.

4.2	Insurance and Certain Other Laws.

(a)	The Adviser will use its best efforts to cause the Fund to comply with any applicable state insurance laws or regulations, to the extent specificallyrequested in writing by the Company. If it cannot comply, it will so notify Insurer in writing.

(b)	Insurer represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of Iowa and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains the
Separate Account as a segregated asset account under the laws of the State of Iowa, and (iii) the
Contracts comply in all material respects with all other applicable federal and state laws and regulations.

(c) The Company and Contracts Distributor represent and warrant that Contracts
Distributor is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa and has full corporate power, authority and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

(d) Distributor represents and warrants that it is a business corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has full corporate power, authority and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

(e) Distributor represents and warrants that the Fund is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

(f) Adviser represents and warrants that it is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

(g) Company undertakes to comply with all anti-money laundering laws and regulations relating to the offer and sale of Contracts. In addition, Company represents that it has instituted, and that it follows, procedures designed to identifjl and prevent money laundering activities with respect to the Contracts.

4.3	Securities Laws.

(a)	Insurer represents and warrants that (i) interests in the Separate Account pursuant to the Contracts will be registered under the 1933Act to the extent required by the 1933 Act and the
Contracts will be duly authorized for issuance and sold in compliance with applicable state law, (ii)
the Separate Account is and will remain registeredunder the 1940Act to the extent required by the
1940 Act, (iii) the SeparateAccount does and will comply in all material respects with the requirements of the 1940Act and the rules thereunder, (iv) the Separate Account's 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will, at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, and (v) the Separate Account Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.

(b)	The Adviser and Distributor represent and warrant that (i) Fund shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with Maryland law, (ii) the Fund is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) the Fund will amend the registration statement for its shares under the 1933 Act and itself under the 1940Act from time to time as required in order to effect the continuous offering of its shares, (iv) the Fund does and will comply in all material respects with the requirements of the 1940Act and the rules thereunder,
(v) the Fund's 1933Act registration statement, together with any amendmentsthereto, will at all times comply in all material respects with the requirements of the 1933Act and rules thereunder, and

(vi) the Fund Prospectus will at all times comply in all material respects with the requirements of the
1933 Act and the rules thereunder.

(c)	The Fund will register and qualify its shares for sale in accordance with the laws of any state or other jurisdiction only if and to the extent reasonably deemed advisable by the Fund,
Insurer or any other life insurance company utilizing the Fund.

(d)	Distributor and Contracts Distributor each represents and warrants that it is registered as a broker-dealer with the SEC under the SecuritiesExchange Act of 1934, as amended, and is a member in good standing of the National Association of SecuritiesDealers Inc. (the "NASD").

4.4	Notice of Certain Proceedin~sand Other Circumstances.

(a)	Distributor or the Fund shall immediately notify the Company of (i) the issuance by any court or regulatorybody of any stop order, cease and desist order, or other similar order with respect to the Fund's registration statement under the 1933 Act or the Fund Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Fund Prospectus, (iii) the
. initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Fund's shares, or (iv) any other action or circumstancesthat may prevent the lawful offer or sale of Fund shares in any state or jurisdiction, including, without limitation, any circumstances in which (x) the Fund's shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law or (y) such law precludes the use of such shares as an underlying investment medium of the Contracts issued or to be issued by Insurer.
Distributor and the Fund will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

(b)	The Company shall immediately notify the Fund of (i) the issuance by any court or regulatory body of any stop order, cease and desist order or similar order with respect to the Separate
Account's registration statement under the 1933Act relating to the Contracts or the Separate
Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or
Separate Account Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Separate Account interests pursuant to the
Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. The Company will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

4.5	Company to Provide Documents.

Upon request, the Company will provide the Fund and the Distributor one complete copy of
SEC registration statements, Separate Account Prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and amendments to any of the above, that relate to the Separate Account or the Contracts, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

4.6	Fund to Provide Documents.

Upon request, the Fund will provide to Insurer one complete copy of SEC registration statements, Fwd Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the
Fund or its shares, contemporaneouslywith the filing of such document with the SEC or other regulatory authorities.

4.7	Market Timing

The Company agrees that it will take any and all actions reasonably necessary to ensure the compliance by Contractowners with the Fund's policies prohibiting "market tinling," as set forth in the Fund's current prospectus. In the event that it should come to the Company's attention that any
Contractowner is engaging in a pattern of purchases, redemptions andlor exchanges of shares of a
Fund that may evidence "market timing," the Company shall notify the Distributor of such pattern.
The Company agrees to cooperate fully with the Distributor for the purpose of preventing "market timing", and will furnish to the Distributor such information as Distributor may consider necessary or desirable to review the possible existence and extent of "market timing" by any Contractowner. The
Company will take any and all such actions, to the extent permitted by law, as the Distributor may reasonably request in order to terminate any pattern of trading that the Distributor considers to be
"market timing," including, without limitation, refusing the orders of any Contractowner to purchase or exchange shares of the Fund.

Section 5. Mixed and Shared Funding

5.1	General.

The Fund has obtained an order exempting it from certain provisions of the 1940 Act and rules thereunder so that the Fund is available for investment by certain other entities, including, without limitation, separate accounts funding variable life insurance policies and separate accounts of insurance companies unaffiliated with Insurer ("Mixed and Shared Funding Order"). The Parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 5.

5.2	Disinterested Directors.

The Fund agrees that its Board of Directors shall at all times consist of directors a majority of whom (the "Disinterested Directors") are not interested persons of Adviser or Distributor within the meaning of Section 2(a)(19) of the 1940 Act.

5.3	Monitoring for Material Irreconcilable Conflicts.

The Fund agrees that its Board of Directors will monitor for the existence of any material irreconcilable conflict between the interests of the participants in all separate accounts of life insurance companies utilizing the Fund, including the Separate Account. The Company agrees to inform the Board of Directors of the Fund of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:

(a)	an action by any state insurance or other regulatory authority;

(b)	a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

(c)	an administrative or judicial decision in any relevant proceeding;

(d)	the manner in which the investments of any Portfolio are being managed;

(e)	a difference in voting instructions given by variable annuity contract and variable life insurance contract participants or by participants of different life insurance companies utilizing the Fund; or

(f)	a decision by a life insurance company utilizing the Fund to disregard the voting instructions of participants.

The Company will assist the Board of Directors in carrying out its responsibilities by providing the Board of Directors with all information reasonably necessary for the Board of
Directors to consider any issue raised, including information as to a decision by the Company to disregard voting instructions of Participants.

5.4	Conflict Remedies.

(a)	It is agreed that if it is determined by a majority of the members of the Board of
Directors or a majority of the Disinterested Directors that a material irreconcilable conflict exists, the
Company and the other life insurance companiesutilizing the Fund will, at their own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

(i) withdrawing the assets allocable to some or all of the separate accounts from the
Fund or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected participants and, as appropriate, segregating the assets of any particular group (e.g., annuity contract owners or participants, life insurance contract owners or all contract owners and participants of one or more life insurance companies utilizing the Fund) that votes in favor of such segregation, or offering to the affected contract owners or participants the option of making such a change; and
(ii) establishing a new registered investment company of the type defined as a
"Management Company" in Section 4(3) of the 1940Act or a new separate account that is operated as a Management Company.

(b) If the material irreconcilable conflict arises because of Insurer's decision to disregard
Participant voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the Separate
Account's investment in the Fund. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six months after the Fund gives notice to hsurer that this provision is being implemented, and until such withdrawal Distributor and the Fund shall continue to accept and implement orders by Insurer for the purchase and redemption of shares of the Fund.

(c) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Insurer conflicts with the majority of other state regulators, then
Insurer will withdraw the Separate Account's investment in the Fund within six months after the
Fund's Board of Directors informs Insurer that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal Distributor and Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

(d) The Company agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of
Participants.

(e) For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will the Fund or Distributor be required to establish a new funding medium for any
Contracts. The Company will not be required by the terms hereof to establish a new fbnding medium for any Contracts if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.

5.5	Notice to the Company.

The Fund will promptly make known in writing to the Company the Board of Directors7 determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

5.6	Information Requested by Board of Directors.

The Company and the Fund will at least annually submit to the Board of Directors of the
Fund such reports, materials or data as the Board of Directors may reasonably request so that the
Board of Directors may hlly carry out the obligations imposed upon it by the provisions hereof, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the
Board of Directors. All reports received by the Board of Directors of potential or existing conflicts, and all Board of Directors actions with regard to determining the existence of a conflict, notifying life insurance companies utilizing the Fund of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Directors or other appropriate records, and such minutes or other records will be made available to the SEC upon request.

5.7	Compliance with SEC Rules.

If, at any time during which the Fund is serving an investment medium for variable life insurance policies, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to mixed and shared funding, the Parties agree that they will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exernptiverelief that is afforded by any of said rules that are applicable.

Section 6. Ternination
6.1	Events of Termination.
Subject to Section 6.4 below, this Agreement will terminate as to a Portfolio:

(a)	at the option of the Company or Distributorupon at least six months advance written notice to the other Parties, or

(b)	at the option of the Fund upon (i) at least sixty days advance written notice to the other parties, and (ii) approval by (x) a majority of the disinterested Directors upon a finding that a continuation of this Contract is contrary to the best interests of the Fund, or (y) a majority vote of the shares of the affected Portfolio in the correspondingDivision of the Separate Account (pursuant to the procedures set forth in Section 10of this Agreement for voting Trust shares in accordancewith
Participant instructions).

(c)	at the option of the Fund upon institution of formal proceedings against the Company by the NASD, the SEC, any state insurance regulator or any other regulatorybody regarding the
Company's obligations under this Agreement or related to the sale of the Contracts, the operation of the Separate Account, or the purchase of the Fund shares, if, in each case, the Fund reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequenceson the Portfolio to be terminated; or

(d) at the option of the Company upon institution of formal proceedings against the
Fund, Adviser, or Distributor by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding the Fund's, Adviser's or Distributor's obligations under this Agreement or related to the operation or management of the Fund or the purchase of Fund shares, if, in each case, the Company reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on the
Company or the Division corresponding to the Portfolio to be terminated; or

(e) at the option of any Party in the event that (i) the Portfolio's shares are not registered and, in all material respects, issued and sold in accordance with any applicable state and federal law or (ii) such law precludes the use of such shares as an underlying investment medium of the
Contracts issued or to be issued by the Company; or

(f) upon termination of the corresponding Division's investment in the Portfolio pursuant to Section 5 hereof; or

(g) at the option of the Company if the Portfolio ceases to qualify as a RIC under
Subchapter M of the Code or under successor or similar provisions; or

(h) at the option of the Company if the Portfolio fails to comply with Section 817(h) of the Code or with successor or similar provisions; or

(i)	at the option of the Company if the Company reasonably believes that any change in a Fund's investment adviser or investment practices will materially increase the risks incurred by the
Company.

6.2	Funds to Remain Available.

Except (i) as necessary to implement Participant-initiatedtransactions, (ii) as required by state insurance laws or regulations, (iii) as required pursuant to Section 5 of this Agreement, or (iv) with respect to any Portfolio as to which this Agreement has terminated, the Company shall not (x)
redeem Fund shares attributable to the Contracts, or (y) prevent Participants from allocating payments to or transferring amounts from a Portfolio that was otherwise available under the
Contracts, until, in either case, 30 calendar days after the Company shall have notified the Fund or
Distributor of its intention to do so.

6.3	Survival of Warranties and Indemnifications.

All warranties and indemnifications will survive the termination of this Agreement.

6.4	Continuance of Ameement for Certain Purposes.

Notwithstanding any termination of this Agreement, the Distributor shall continue to make available shares of the Portfolios pursuant to the terms and conditions of this Agreement, for all
Contracts in effect on the effective date of termination of this Agreement (the "Existing Contracts"), except as otherwise provided under Section 5 of this Agreement. Specifically, and without limitation, the Distributor shall facilitate the sale and purchase of shares of the Portfolios as necessary in order to process premium payments, surrenders and other withdrawals, and transfers or reallocations of values under Existing Contracts.

Section 7. Parties to Cooperate Respecting Termination
The other Parties hereto agree to cooperate with and give reasonable assistance to the
Company in taking all necessary and appropriate steps for the purpose of ensuring that the Separate
Account owns no shares of a Portfolio after the final termination date with respect thereto.

Section 8. Assignment
This Agreement may not be assigned by any Party, except with the written consent of each other Party.

Section 9. Notices
Notices and communications required or permitted by Section 2 hereof will be given by means mutually acceptable to the Parties concerned. Each other notice or communicatioh required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

Principal Life Insurance Company
711 High Street
Des Moines, IA 50392-0300
Attn: Sarah Pitts, Counsel
FAX: 5151248-3011

Princor Financial Services Corporation
711 High Street
Des Moines, IA 50392-0300
Attn: Sarah Pitts, Counsel
FAX: 5l5I248-3Oll

AllianceBernstein Investment Research and
Management, Inc.
1345 Avenue of the Americas
New York NY 10105
Attn.: Mark R. Manley
FAX: (2 12) 969-2290

Alliance Capital Management L.P.
1345 Avenue of the Americas
New YorkNY 10105
Attn: Mark R. Manley
FAX: (2 12) 969-2290

Section 10. Voting Procedures

Subject to the cost allocation procedures set forth in Section 3 hereof, Insurer will distribute all proxy material furnished by the Fund to Participants and will vote Fund shares in accordance with instructions received from Participants. The Company will vote Fund shares that are (a) not attributable to Participants or (b) attributable to Participants, but for which no instructions have been received, in the same proportion as Fund shares for which said instructions have been received from
Participants. The Company agrees that it will disregard Participant voting instructions only to the extent it would be permitted to do so pursuant to Rule 6e-3 (T)(b)(lS)(iii) under the 1940 Act if the
Contracts were variable life insurance policies subject to that rule. Other participating life insurance companies utilizing the Fund will be responsible for calculating voting privileges in a manner consistent with that of Insurer, as prescribed by this Section 10.

Section 11. Foreign Tax Credits

The Adviser agrees to consult in advance with Insurer concerning any decision to elect or not to elect pursuant to Section 853 of the Code to pass through the benefit of any foreign tax credits to the Fund's shareholders.

Section 12. Indemnification

12.1	Of Fund, Distributor and Adviser by Insurer.

(a)	Except to the extent provided in Sections 12.1(b) and 12.1(c), below, the Company agrees to indemnify and hold harmless the Fund, Distributor and Adviser, each of their directors and officers, and each person, if any, who controls the Fund, Distributor or Adviser within the meaning of
Section 15 of the 1933 Act (collectively, the "IndemnifiedParties"for purposes of this Section 12.
1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Insurer) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale, acquisition, or holding of the Fund's shares and:
(i)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Separate Account's 1933 Act registration statement, the Separate Account Prospectus, the Contracts or, to the extent prepared by Insurer or Contracts Distributor, sales literature or advertising for the Contracts
(or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any
Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Insurer or Contracts Distributor by or on behalf of the Fund, Distributor or
Adviser for use in the Separate Account's 1933Act registration statement, the
Separate Account Prospectus, the Contracts, or sales literature or advertising (or any amendment or supplement to any of the foregoing); or
(ii)	arise out of or as a result of any other statements or representations (other than statements or representations contained in the Fund's 1933Act registration statement,
Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of
Insurer or Contracts Distributor) or the negligent, illegal or fraudulent conduct of the
Company or Contracts Distributor or persons under their control (including, without limitation, their employees and "Associated Persons," as that term is defined in paragraph (m) of Article 1of the NASD's By-Laws), in connection with the sale or distribution of the Contracts or Fund shares; or

(iii)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Fund
Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund, Adviser or
Distributor by or on behalf of Insurer or Contracts Distributor for use in the Fund's
1933 Act registration statement, ~ u n Prospectus, sales literature or advertising of the
Fund, or any amendment or supplement to any of the foregoing; or

(iv)	arise as a result of any failure by Insurer or Contracts Distributor to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement.

(b)	The Company shall not be liable under this Section 12.1 with respect to any losses,

claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified
Party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties under this Agreement or to Distributor or to the Fund.

(c) The Company shall not be liable under this Section 12.1 with respect to any action against an Indemnified Party unless the Fund, Distributor or Adviser shall have notified Insurer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such lndemnified Party (or after such lndemnified Party shall have received notice of such service on any designated agent), but failure to notify Insurer of any such action shall not relieve Insurer from any liability which it may have to the lndemnified Party against whom such action is brought otherwise than on account of this Section 12.
1. In case any such action is brought against an Indemnified Party, Insurer shall be entitled to participate, at its own expense, in the defense of such action. Insurer also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably delayed or withheld. After notice from Insurer to such
Indemnified Party of Insurer's election to assume the defense thereof, the Indemnified Party will cooperate fully with Insurer and shall bear the fees and expenses of any additional counsel retained by it, and Insurer will not be liable to such lndemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

12.2	Indemnification of Insurer and Contracts Distributor by Adviser.

(a)	Except to the extent provided in Sections 12.2(d) and 12.2(e),below, Adviser agrees to indemnify and hold harmless Insurer and Contracts Distributor, each of their directors and officers, and each person, if any, who controls Insurer or Contracts Distributor within the meaning of Section
15 of the 1933Act (collectively,the "IndemnifiedParties"for purposes of this Section 12.2)
against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Adviser) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale, acquisition, or holding of the Fund's shares and:

(i)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund's 1933 Act registration statement, Fund
Prospectus, sales literature or advertising of the Fund or, to the extent not prepared by lnsurer or Contracts Distributor, sales literature or advertising for the Contracts
(or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any
Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information hrnished to
Distributor,Adviser or the Fund by or on behalf of lnsurer or Contracts Distributor for use in the Fund's 1933 Act registration statement, Fund Prospectus, or in sales literature or advertising (or any amendment or supplement to any of the foregoing); or

(ii)	arise out of or as a result of any other statements or representations (other than statements or representationscontained in the Separate Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Distributor, Adviser, or the Fund) or the negligent, illegal or fraudulent conduct of the Fund, Distributor, Adviser or persons under their control (including, without limitation, their employees and Associated Persons), in connection with the sale or distribution of the Contracts or Fund shares; or

(iii)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Separate Account's 1933 Act registration statement,
Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to Insurer or Contracts
Distributor by or on behalf of the Fund, Distributor or Adviser for use in the Separate
Account's 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or
(iv)	arise as a result of any failure by the Fund, Adviser or Distributor to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement;

(b)	Except to the extent provided in Sections 12.2(d) and 12.2(e) hereof, Adviser agrees to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof with, except as set forth in Section
12.2(c) below, the written consent of Adviser) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions directly or indirectlyresult from or arise out of the failure of any Portfolio to operate as a regulated investment company in compliancewith (i) Subchapter M of the Code and regulations thereunder and (ii) Section 817(h) of the Code and regulations thereunder (except to the extent that such failure is caused by Insurer), including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Contract owners or Participants asserting liability against Insurer or ContractsDistributorpursuant to the Contracts, the costs of any ruling and closing agreement or other settlement with the Internal Revenue Service, and the cost of any substitution by Insurer of shares of another investment company or portfolio for those of any adversely affected Portfolio as a fundingmedium for the Separate Account that Insurer deems necessary or appropriate as a result of the noncompliance.

(c) The written consent of Adviser referred to in Section 12.2(b) above shall not be required with respect to amounts paid in connection with any ruling and closing agreement or other settlement with the Internal Revenue Service.

(d) Adviser shall not be liableunder this Section 12.2 with respect to any losses, claims;
damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance,bad faith, or gross negligencein the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties under this Agreement or to Insurer, Contracts Distnbutor or the Separate Account.

(e) Adviser shall not be liable under this Section 12.2with respect to any action against an Indemnified Party unless Insurer or Contracts Distributor shall have notified Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified
Party shall have received notice of such service on any designated agent), but failure to notify
Adviser of any such action shall not relieve Adviser from any liability which it may have to the
Indemnified Party against whom such action is brought otherwise than on account of this Section
12.2. In case any such action is brought against an Indemnified Party, Adviser will be entitled to participate, at its own expense, in the defense of such action. Adviser also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the Internal Revenue Service), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice froin Adviser to such Indemnified Party of Adviser's election to assume the defense thereof, the Indemnified Party will cooperate fully with Adviser and shall bear the fees and expenses of any additional counsel retained by it, and Adviser will not be liable to such Indemnified
Party under this Agreement for any legal or other expenses subsequently incurred by such
Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

12.3 Effect of Notice.

Any notice given by the indemnifj.lng Party to an Indemnified Party referred to in
Section 12.1(c) or 12.2(e) above of participation in or control of any action by the indemnifjmg Party will in no event be deemed to be an admission by the indemnikng Party of liability, culpability or responsibility, and the indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.

Section 13. Applidable Law

This Agreement will be construed and the provisions hereof interpreted under and in accordance with New York law, without regard for that state's principles of conflict of laws.

Section 14. Execution in Countemarts

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

Section 15. Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

Section 16. Rights Cumulative

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

Section 17. Restrictions on Sales of Fund Shares

The Company agrees that the Fund will be permitted (subject to the other terms of this
Agreement) to make its shares available to separate accounts of other life insurance companies.

Section 18. Headings

The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 19. Trade Names

The Advisor and the Distributor hereby consent to the Company's use of the Advisor's and
Distributor's respective trade names, logos, trademarks or service marks, as well as the names of the Portfolios designated in Schedule A. The Company acknowledges and agrees that Adviser and
Distributor andlor their affiliates, own all right, title and interest in their respective trade names, logos, trademarks or service marks, and covenants not, at any time, to challenge the rights of the
Adviser and Distributor and/or their affiliates to such names and/or marks. Advisor's and
Distributor's consent will terminate with the termination of this Agreement. Advisor or
Distributor may withdraw this consent as to any particular use of any such name or identifying marks at any time (i) upon Advisor's or Distributor's reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Advisor, Distributor or Funds or (ii) if no series or class of shares continues to be offered through variable insurance contracts issued by the Company; provided however, that the Company may continue to use materials prepared or printed prior to the withdrawal of such authorization, and provided further that the Company shall have stickered the material to disclose that no series or class of shares continues to be offered through the variable insurance contracts issued by the Company.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

PRINCIPAL LIFE INSURANCE COMPANY

By: &d	6w'
name: Melissa Crew
Title:	Director Product Developent

PRINCOR FINANCIAL SERVICE
CORPORATION

Title:	Vice President Product Developent

ALLIANCE CAPITAL MANAGEMENT LP

By:
Name:	Mark R. Manley
Title:	Senior Vice PresidenuDeputy
General Counsel

$Jam& Andrew Gangolf
Title:	Senior Vice President and Assistant
General Counsel

SCHEDULE A-1
SEPARATE ACCOUNTS
Principal Life Insurance Company Separate Account B
Principal Life Insurance Company Variable Life Separate Account

SCHEDULE A-2
PORTFOLIOS
Alliance Bemstein Small Cap Growth Portfolio